                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         ------------------------------

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         ------------------------------

                         FIRST FINANCIAL BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  320204 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                         ------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 320204 10 6               13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      Name Of Reporting Person
 1    S.S. Or I.R.S. Identification Nos. of Above Persons

      S.C. Investments, L.P.

------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (see Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4
      Delaware

------------------------------------------------------------------------------
                          Sole Voting Power:
                     5
     Number Of            21,362

      Shares       -----------------------------------------------------------
                          Shared Voting Power:
   Beneficially      6

     Owned By
                   -----------------------------------------------------------
       Each               Sole Dispositive Power:
                     7
    Reporting             21,362

      Person       -----------------------------------------------------------
                          Shared Dispositive Power:
       With          8

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned By Each Reporting Person
 9
      21,362
------------------------------------------------------------------------------
      Check if Aggregate Amount in Row 9 Excludes Certain Shares
      (See Instructions)
10
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row 9
11

      5.1%
------------------------------------------------------------------------------
      Type Of Reporting Person*
12

      PN
------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer.

          First Financial Bancorp, Inc.

     (b)  Address of Issuer's Principal Executive Offices.

          121 East Locust Street, Belvidere, Illinois 61008


ITEM 2.

     (a)  Name of Person Filing.

          S.C. Investments, L.P.

     (b) Address of Principal Business Office or, if none, Residence.

          c/o Webb and O'Neill, Inc.
          50 N. Brockway, Suite 3-8
          P.O. Box 1186
          Palatine, Illinois 60078

     (c)  Citizenship.

          Delaware

     (d)  Title of Class of Securities.

          Common Stock, $.10 par value

     (e)  CUSIP Number.

          320204 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [  ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the Act,
     (d)  [  ]  Investment Company registered under Section 8 of the Investment
                Company

                Act,

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (see Sec. 240.13d-1(b)(1)(ii)(F)),

     (g) [ ] Parent Holding Company, in accordance with Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [ ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

          Not Applicable.

ITEM 4.   OWNERSHIP.

     (a)  Amount Beneficially Owned.

          21,362

     (b)  Percent of Class.

          5.1%

     (c)  Number of shares as to which such person has

          (i)   sole power to vote or to direct the vote:               21,362

          (ii)  shared power to vote or direct the vote:

          (iii) sole power to dispose or to direct the disposition of:  21,362

          (iv)  shared power to dispose or to direct the disposition of:

ITEM 5.   OWNERSHIP OF FIVER PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        S.C. Investments, L.P.


Date: February 13, 1998                /s/ Gerald F. Fitzgerald, Jr.
                                       ----------------------------------------
                                       Gerald F. Fitzgerald, Jr.
                                       President
                                       Webb and O'Neill, Inc., General Partner